Exhibit 10.12

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Execution Copy

THIS OPT-IN, INVESTMENT AND ADDITIONAL CONSIDERATION AGREEMENT (the “Opt-In Agreement”) is made on December 1, 2020 (“Effective Date”) as part of the License between the Parties (each as defined below).

BETWEEN:

(1)	PYXIS ONCOLOGY, INC., a company incorporated in the state of Delaware, United States, whose office is at 35 CambridgePark Drive, Cambridge, MA 02140 (“Pyxis”); and

(2)

LEGOCHEM BIOSCIENCES INC., a corporation registered in the Republic of Korea whose registered office is at 8-26 Munpyeongseo-ro Daedeok-gu Daejeon City, 34302 Korea, Republic of (South) (“LCB”, together with Pyxis, the “Parties”).

RECITALS

(A)

LCB is a biopharmaceutical company based in The Republic of Korea focusing on the development of linkers, toxins, and conjugation technologies useful in the manufacture and development of antibody-drug conjugates.

(B)	Pyxis is a United States based biopharmaceutical company focused on the development of, among other pharmaceutical and biological products, antibody-drug conjugates.

(C)	LCB has a preclinical-stage ADC program (LCB67) targeting DLK-1.

(D)

Pyxis has obtained a license to LCB’s intellectual property directed to LCB67 in order to Develop and Commercialize Licensed Product under a License executed between the Parties as of December 1, 2020 (the “License”).

(E)

Pyxis shall issue [***] in Pyxis Shares (as defined below) to LCB, share Sublicense Revenue with LCB, and extend to LCB an option to increase its economic interests under the License, to accelerate Pyxis’ Development program. LCB and Pyxis may agree to have certain Pyxis payments payable in Pyxis Shares in lieu of cash.

NOW IT IS HEREBY AGREED as follows:

1. Definitions and Interpretation

In the Opt-In Agreement, any capitalized terms that are not otherwise defined herein shall have the meanings set forth in the License, and:

(a)

“Equity Terms” means terms and conditions consistent with the terms and conditions provided to other purchasers of the same or similar class of equity, including voting rights/obligations, participation (excluding, however, any representation on the board), representations and warranties, indemnification and investor rights tag-along, drag-along, registration rights, board observation, information rights, and rights to receive financial statements, in each case no less favorable than preferred investors in purchase and investor agreements.

(b)	[***].

(c)	“Initiation” means the first dosing of the first patient in an applicable clinical trial sponsored by Pyxis, its Affiliates or Sublicensees.

(d)	“Pyxis Financing” means:

(i)	in the case of Initial Shares, Pyxis’s first financing completed following the Effective Date, expected to be for Series B Preferred stock or convertible notes; and

(ii)

In the case of subsequent issuances of Pyxis Shares in lieu of cash payments, either additional shares of Preferred stock in the financing referenced in subsection (i) above, or if another financing has occurred then preferred stock or convertibles notes in that financing.

(e)	“Pyxis Shares” means the shares of preferred stock (and/or convertible notes or other securities) being offered in the applicable Pyxis Financing referred to in item (d) above.

(f)

“Share Price” means the price per share in the applicable financing (or price per unit of other security, including, with respect to convertible notes, taking into account the interest rate and conversion discount to equity securities).

(g)	“Sublicense” shall have the meaning set forth in the License.

(h)	“Sublicense Revenue(s)” shall have the meaning set forth in the License.

2.	Initial Issuance

2.1

As part of this Opt-In Agreement, Pyxis shall issue to LCB an aggregate of US [***] of Pyxis Shares (“Initial Shares”) at the Share Price in the Pyxis Financing, on Equity Terms. The closing of the Initial Shares shall take place on the initial closing of the Pyxis Financing (“Initial Closing Date”).

2.2	In the event that the Initial Closing Date does not occur by the Financing Date in accordance with Section 5.1(b) of the License, Pyxis shall pay to LCB US [***].

3.	Sublicense Revenue

3.1

Pyxis shall pay to LCB a percentage of all Sublicense Revenue Pyxis receives in connection with any Sublicense or any assignment of rights to the Licensed Product under the License, depending on the stage of Development of the most advanced Licensed Product that is subject to the applicable Sublicense or assignment. The revenue-sharing percentage to be applied depends on the stage of Development of the most advanced Licensed Product as set forth in the Table below. The Revenue Sharing Percentage will be maintained throughout the term of the applicable Sublicense, and applies to all Sublicense Revenue from such Sublicensee. Pyxis shall notify LCB in writing of any and all Sublicense Revenue falling due immediately and shall, [***] after receipt of payment from the applicable Sublicensee, pay to LCB such percentage of the Sublicense Revenue.

Development stage of the most advanced Licensed Product as of the date of the execution of the Sublicense or assignment	Revenue-Sharing percentage to LCB
[***]	[***]
[***]	[***]
[***]	[***]

If a Sublicense provides for a payment to Pyxis on account of a milestone for which a Regulatory or Sales milestone is also due under the License (e.g., Regulatory Approval), then LCB shall receive the applicable percentage of the Sublicense Revenue received from the Sublicensee [***].

3.2	[***]

3.3	[***]

4.	Option Grant and Investment

4.1	Pyxis hereby grants to LCB an option to pay the Opt-In Payment and receive the payment set forth in Section 5 herein (the “Option”).

(a)	The Option will have a term starting on the Effective Date and ending on the date that is [***] after payment to LCB of the Second Payment under the License (the “Option Term”).

(b)

At any time prior to the expiration of the Option Term, LCB may, in its sole discretion, exercise the Option by providing written notice to Pyxis, whereupon LCB shall be entitled to the payment set forth in Section 5.

4.2

If so exercised and LCB has received the Second Payment, Pyxis shall thereafter send an invoice to LCB for the Opt-In Payment. Within [***] of receipt of the invoice from Pyxis, LCB shall pay to Pyxis a one-time, non-refundable, payment of [***] (the “Opt-In Payment”).

4.3

If LCB declines to exercise the Option during the Option Term (after the Second Payment is received), the Option shall expire and neither LCB nor Pyxis shall have any further rights or obligations under Section 5 and this Section 4.

5.	Extra Milestone Payment.

5.1	As consideration for the Opt-In Payment set out in Section 4.2, Pyxis shall pay to LCB an amount equal to [***] of the Opt-In Payment (the “Extra Milestone Payment”) upon [***]

6.	Additional Shares in Lieu of Cash

6.1	LCB may at any time after the Effective Date elect, with Pyxis’s consent, to have Pyxis issue to LCB up to [***] of [***] in Pyxis Shares in the applicable Pyxis Financing rather than cash.

6.2	[***]

6.3	[***].

7.	Payments and Taxes.

7.1

All sums due to either Party under the Opt-In Agreement are net of value added tax, sales, use, goods, and services or any similar indirect taxes that, where applicable, will be paid by one Party to the other Party in addition to any other sums due to the other Party under the Opt-In Agreement; and are due in U.S. Dollars, unless at LCB’s election, otherwise paid in Pyxis’s stock in accordance with the Opt-In Agreement.

7.2

Payment under the Opt-In Agreement is to be made without deduction of income tax or other taxes, charges, or duties of any kind whatsoever that may be imposed, except insofar as is required by applicable laws to withhold tax from the payment to the other Party. If a Party is required by applicable laws to withhold tax from a payment to the other Party under the Opt-In Agreement, then the Party subject to the withholding requirement shall:

(a)	deduct such tax from the payment made to the other Party;

(b)	timely pay the withheld taxes to the proper taxing authority; and

(c)	promptly send proof of payment to the other Party and certify the receipt of the payment by the taxing authority.

7.3

Pyxis shall make any payments due under the Opt-In Agreement to LCB either by itself, or through an Affiliate in the United States or from another jurisdiction where the withholding or similar taxes are no greater than the withholding or other similar taxes deducted from the payments from the United States to the Republic of Korea as of the Effective Date.

7.4

Prior to the imposition of any withholding tax on a payment to a Party, the Party required to withhold shall inform the other Party of its obligation to withhold tax and the Parties shall cooperate and take all steps reasonably and lawfully available to them to avoid such withholding taxes and to obtain double taxation relief under any applicable income tax treaty or otherwise. The Party required by applicable laws to make any such withholding shall provide the other Party with all such certificates or other documents to enable the Parties to obtain a refund of such withheld taxes and any appropriate relief from double taxation of the payment in question.

7.5	Audit.

(a)

Pyxis shall maintain, and shall cause its Sublicensees to maintain complete and accurate records in sufficient detail to permit LCB to confirm the accuracy of the calculation of payments under the Opt-In Agreement.

(b)

Upon reasonable prior notice, but not more than once per calendar year (unless a material discrepancy of greater than a [***] underpayment is found), such records shall be available during regular business hours for a period of three (3) years from the end of the calendar year to which they pertain for examination at the expense of LCB by a nationally recognized independent certified public accountant selected by LCB and reasonably acceptable to Pyxis, for the sole purpose of verifying the correctness of the payments furnished by Pyxis pursuant to the Opt-In Agreement.

(c)

Any amounts shown to be owed but unpaid shall be paid within [***] from the accountant’s report, plus interest, as set forth in Section 7.6 (Late Payment) from the original due date. Any amounts shown to have been overpaid shall be refunded within [***] from the accountant’s report.

(d)

LCB shall bear the full cost of such audit unless such audit discloses an underpayment by Pyxis of more than [***] of the amount due, in which case Pyxis shall bear the cost of such audit. The audit rights in this Section 7.5(d) shall survive for three (3) years from the last payment by Pyxis.

7.6

Late Payment. If a Party does not receive payment of any sum due to it on or before the due date, such payment will bear interest from the due date until the date of payment at the per annum rate of the lesser of: (i) [***] over the then-current U.S. prime lending rate (as reported in the Wall Street Journal); or (ii) the maximum rate permitted by applicable law.

8.	Construction. All other provisions of the License remain unchanged, subject to Article 9 below. In the Opt-In Agreement:

(a)	references to persons include all forms of legal entity including an individual, company, corporation, unincorporated association and partnership;

(b)

the words “include”, “including” and “in particular” are to be construed as being by way of illustration or emphasis only and are not to be construed so as to limit the generality of any words preceding them

(c)	the word “notice” means notice in writing (whether or not specifically stated) and will include notices, consents, approvals and other written communications contemplated under the Opt-In Agreement;

(d)	the words “other” and “otherwise” are not to be construed as being limited by any words preceding them;

(e)	headings are used for convenience only and do not affect its interpretation; and

(f)	a reference to the singular includes a reference to the plural and vice versa and a reference to any gender includes a reference to all other genders.

9.

Inconsistencies. In the event of any inconsistencies between the Opt-In Agreement and the License, to the extent the License is amended by the application of the Opt-In Agreement or as the context of the Opt-In Agreement may require, the provisions of the Opt-In Agreement shall prevail, and where the License is not amended, the terms of the License will prevail. Except as expressly modified herein, all of the terms and conditions of the License remain in full force and effect.

10.	General.

10.1

Governing Law. The Opt-In Agreement (and any dispute or claim relating to it, its subject matter, its enforceability or its termination, including non-contractual claims) is governed by and construed in accordance with the substantive laws of Massachusetts without regard to its conflicts of law provisions.

10.2	Amendment. The Opt-In Agreement may only be amended in writing signed by duly authorized representatives of Pyxis and LCB.

10.3

Assignment. Neither Party may assign, mortgage, charge, or otherwise transfer any rights or obligations under the Opt-In Agreement without the prior written consent of the other Party, except with written notice to the other Party before such assignment or transfer, either Party may assign and transfer all its rights and obligations under the Opt-In Agreement if also an assignment or transfer of the License to (i) an Affiliate, or (ii) any person to which it transfers all or substantially all of its assets or business, provided that the assignee undertakes in writing to the other Party to be bound by and perform the obligations of the assignor under the License and Opt-In Agreement. Any assignment or attempted assignment by either Party in violation of the terms of this Section 10.3 will be null, void and of no legal effect.

10.4

Waiver. No failure or delay on the part of either Party to exercise any right or remedy under the Opt-In Agreement shall be construed or operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy preclude the further exercise of such right or remedy.

10.5

Termination; Survival. The Opt-In Agreement may be terminated either (i) with the termination of the License; or (ii) by LCB in accordance with the License.    Upon termination, Articles 1, 2, 3 and 6-10 inclusive of the Opt-In Agreement shall survive and remain in full force and effect.

10.6

Invalid Clauses. If any provision or part of the Opt-In Agreement is held to be invalid, amendments to the Opt-in Agreement may be made by the addition or deletion of wording as appropriate to remove the invalid part or provision but otherwise retain the provision and the other provisions of the Opt-In Agreement to the maximum extent permissible under applicable law such that the objectives contemplated by the Parties when entering into the Opt-In Agreement may be realized.

10.7

Counterparts. For the convenience of the Parties, the Opt-In Agreement may be executed in counterparts and by facsimile or email exchange of pdf signatures, each of which counterpart shall be deemed to be an original, and both of which taken together, shall constitute one agreement binding on the Parties. Each Party acknowledges and agrees that the Opt-In Agreement and all schedules, related documents, amendments and modifications thereof, may be executed by electronic signature, which shall be considered as an original signature for all purposes and shall have the same force and effect as an original signature. Without limitation, “electronic signature” shall include faxed versions of an original signature or electronically scanned and transmitted versions (e.g., via pdf) of an original signature.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties hereto have executed the Opt-In Agreement as of the day and year first above written.

LegoChem Biosciences Inc.	Pyxis Oncology, Inc.

/s/ Yong-Zu Kim Yong-Zu Kim	/s/ Lara S. Sullivan Lara S. Sullivan

CEO & President	CEO & President